Acquisition Agreement

Party A：Xi’an Huifeng Bio-Technic Inc.
Registered Address: 16B/F Ruixin Bldg, No.25 Gaoxin Road, Xi’an P.R.C.

Party B：Shangqiu Kexin Rutin Processing Ltd.
Registered Address: Yuanlou Cun Leima Town, Huaiyang District, Shangqiu City P.R.C.

Based on the principle of equality and mutual benefit, Party A and B have reached the following agreement (the “Agreement”):

Article 1, Party B agrees to transfer its 90% equity ownership unto Party A and Party B will be the Party A’s wholly-controlling company.

Article 2, Based on the appraisal value of Party B which was appraised by a third independent appraisal company, Party B agrees to maintain the minimal $650,000 net income each year of 2010, 2011 and 2012 (“Maintainable Income”). Party A agrees to pay $1,750,000 to Party B for the 90% equity ownership of Party B.

Article 3, Party A and B agree that Party A shall purchase 90% of the equity of Party B for $140,000 in cash and 2,300,000 shares of Huifeng Bio-Pharmaceutical Technology Inc. (a U.S. corporation listed on OTCBB, stock symbol: HFGB.OB, “HFGB”)'s common stock (on the basis of $0.7 per share of the HFGB’s stock price).

Article 4, Party B agrees that 2,300,000 shares of HFGB common stock will be restricted from selling for a period of one year.

Article 5, To support Party B reach its projected annual net income of $650,000 for the next three years, Party A agrees to loan $1,000,000 to Party B at an annual interest rate of 10%. If Party B fails to achieve average projected annual net income of $650,000 in the next two years, the annual interest rate shall be adjusted to 20%.

Article 6, After the acquisition, the original operation principle of Party B will continue to be in charge of its operation activities. Party A will designate a financial principle to supervise financial affairs of Party B. Party B agrees that Party A shall audit its annual financial report.

Article 7, Party B agrees to assist Party A in the transfer registration at local CACI within one month since the execution of the agreement. Party A agrees to complete the stock issuance to Party B within one month since the execution of the agreement.

Article 8, Both parties agree that this Agreement will be effective only if Party A completes the wire of the cash consideration to Party B’s account.

Article 9, Party A and B agree to coordinate the staff adjustment after the equity transfer registration so as to ensure the normal operation of the company and conduct all work in the light of public company requirements.

Article 10, The parties shall strive to settle any dispute arising from the interpretation or performance of this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after such dispute arises, each party have the right to institute legal proceedings at its local court of law.

Article 11, This Agreement shall be effective upon the execution, each party will hold one copy. This Agreement will be executed by their duly authorized representatives as of the date below.

Party A：Xi’an Huifeng Bio-Technic Inc. (Seal)
By:Legal Representative(Signature): /s/ Jing’an Wang
Date: September 2, 2010

Party B: Shangqiu Kexin Rutin Processing Co., Ltd.(Seal)
By: Legal Representative(Signature): /s/ Xianyong Huang
Date: September 2, 2010